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                                                                    EXHIBIT 99.1


                   RF MICRO DEVICES EXPANDS RELATIONSHIP WITH
                     IBM TO TAP SILICON GERMANIUM TECHNOLOGY

               GREENSBORO, N.C., Jan. 11 /PRNewswire/ -- RF Micro Devices, Inc. (Nasdaq: RFMD), a leading provider of proprietary radio frequency integrated circuits (RFICs) for wireless communications applications, announced today that it has expanded its relationship with IBM to add access to IBM's Silicon Germanium (SiGe) foundry services. The Company has accelerated its efforts to design RFICs based on IBM's SiGe process and plans to use SiGe for a broad range of custom and standard RFICs. RFMD currently offers a variety of silicon RFICs based on IBM's BiCMOS processes and has begun negotiation of definitive agreements with IBM to cover its expanding relationship.

               According to RFMD's chief technical officer, William J. Pratt, "We believe Silicon Germanium will extend the capability of our existing technology by enabling us to produce products with higher linearity, lower noise, and lower power consumption in certain wireless applications. We expect our current approach of Optimum Technology Matching(R), where we match the process technology to the customer's application in order to deliver optimum performance at the lowest price, will be enhanced by the addition of Silicon Germanium."

               "The products resulting from our current cooperation with IBM are the fastest growing segment of our business," said Jerry D. Neal, RFMD's vice president of sales and marketing. "We expect that an expanded relationship with IBM will enable us to accelerate the growth of our silicon based product portfolio."

               RF Micro Devices, Inc. designs, develops, manufactures and markets proprietary RFICs for wireless communications applications such as cellular and PCS phones, cordless phones, wireless LANs, wireless local loop handsets, industrial radios, wireless security systems and remote meter readers. The Company offers a broad array of products -- including amplifiers, mixers, modulators/demodulators and single-chip transmitters, receivers and transceivers -- that represent a substantial majority of the RFICs required in wireless subscriber equipment. The Company's strategy is to focus on wireless markets by offering a broad range of standard and custom designed RFICs in order to position itself as a "one-stop" solution for its customers' RFIC needs. RF Micro Devices, Inc. is traded on the Nasdaq National Market under the symbol RFMD.

               This press release contains forward-looking statements that relate to the Company's plans, objectives, estimates and goals. Words such as "expects," "anticipates," "intends," "plans," "believes," and "estimates," and variations of such words and similar expressions identify such forward-looking statements. These statements are subject to numerous risks and uncertainties, including probable variability in the Company's quarterly operating results, dependence on a limited number of customers, variability in production yields, risks associated with the Company's operation of a wafer fabrication facility, dependence on third parties and risks associated with doing business in Asia or other areas of the world. These and other risks and uncertainties, which are described in more detail in the Company's Annual Report on Form 10-K and the Company's Preliminary Prospectus dated December 31, 1998 included in its Registration Statement on Form S-3 (Registration No. 333-69501) filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

IBM(R) is a registered trademark of International Business Machines Corporation.

SOURCE: RF Micro Devices, Inc.